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                                                                   Exhibit 99.3

For immediate release:

Contact:

AT APPLIEDTHEORY

1500 Broadway - 3rd Floor  Dave Buckel               Karolin Shoikhet
New York, NY 10036         Investor Contact          Media Contact
212.398.7070 (ph)          Senior VP and CFO         Senior Media Liaison
212.398.5985 (fx)          212.398.7070 (x-4444)     212.398.7070 (x-4226)
                                                     kshoikhe@appliedtheory.com

AT THE FINANCIAL RELATIONS BOARD
Paul Henning               Beth Lewis                Deanne Eagle
General Info               Analyst Info              Media Info
212.661.8030               617.369.9240              212.661.8030

         AppliedTheory Poised to Expand e-Business Solutions Nationwide

             with Agreement to Acquire Seattle-based Cordada Group

NEW YORK, NY (May 15, 2000) -- AppliedTheory Corporation (Nasdaq: ATHY), a premier provider of end-to-end e-Business Solutions, announced today that it has reached an agreement to acquire the privately-held Cordada Group, a Seattle-based e-Business Solutions firm. In doing so, AppliedTheory is fulfilling its growth objectives by increasing its e-business impact and sales revenue in the Seattle region. AppliedTheory has agreed to purchase Cordada for approximately $16 million in stock. The company expects the acquisition to close within the next thirty days.

"The acquisition of The Cordada Group accelerates AppliedTheory's goal of establishing a national e-Business Solutions presence over the next 12 months," said Dr. Richard Mandelbaum, AppliedTheory Chairman & CEO. "We are targeting acquisitions that complement our growing suite of integrated e-Business Solutions and provide opportunities for the right geographic expansion. The Cordada Group is a perfect fit; a well-established and highly reputed firm, bringing to us many marquee customers who fit squarely within our geographic and vertical market strategies. Additionally, we view this as an opportunity to sell our full suite of services to The Cordada Group's client base. We will leverage our national hosting network footprint to bring new and better managed hosting solutions to existing and future Cordada customers"

AppliedTheory is focused on building a national organization to provide an integrated suite of Internet business solutions. The company plans to keep growth in step with the greater demand for more sophisticated Internet services and applications from its expanding client base, comprised mainly of mid-sized companies, government agencies, healthcare providers, and universities. AppliedTheory provides its customers with e-Business Solutions and other Internet consulting services, high-speed access, Web and AIP hosting (Application Infrastructure Provider) and security services, and an unmatched level of customer support.


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"The Cordada Group's Internet-experienced management will be a valuable addition to the AppliedTheory team, particularly with their knowledge of the Seattle market and established premier partnerships with Microsoft and Lotus," said Dave Buckel, AppliedTheory Senior Vice President & CFO. "The added capability will help to quickly and cost-effectively ramp-up our geographical reach."

The Cordada Group's clients range from start-ups and dot-coms, through the mid-market, to Global 500's. Cordada clients such as Frank Russell and NEXTLink Wireless are a natural fit with AppliedTheory's established base of clients which includes Carrier, Citibank, Time-Warner, and Ziff-Davis. Cordada's record of West Coast achievement with e-Business Solutions is an ideal compliment to AppliedTheory's acclaimed e-Business Solutions service. With this agreement to acquire The Cordada Group, AppliedTheory has further enhanced its capabilities to provide e-Business Solutions that make a difference to clients nationwide.

ABOUT THE CORDADA GROUP

Headquartered in Bellevue, Washington the Cordada Group provides a range of e-Business Solutions services, combining sound technological solutions with creativity and leadership to help clients achieve their business objectives. Founded in 1991, The Cordada Group has won several awards within the industry, including the Deloitte & Touche Technology Fast 50 list in Washington State. The Group currently employs approximately 80 associates focused on bringing the best in e-business solutions to their clients. For more information, access the company's Web site at http://www.cordada.com.

ABOUT APPLIEDTHEORY

With deep roots in the emerging Internet marketplace, AppliedTheory offers a peerless strategic vision to companies and public sector organizations seeking everything from simple Internet access to sophisticated large-scale, Internet-based application development. AppliedTheory's integrated solutions are tailored not only to the customer's immediate needs, but are engineered to respond to future demand, with an emphasis on customer support and service. Together with its strategic business partners, AppliedTheory implements a broad range of best-of-breed services nationwide, including e-Business Solutions, needs assessment and security consulting, AIP and dedicated Web hosting, Web access, Virtual Private Network (VPN) implementation and ongoing end-to-end support. More than a technology company, AppliedTheory understands the Internet business--and how to do business on the Internet. AppliedTheory is headquartered in New York, NY. For more information, access the company's Web site at www.appliedtheory.com.

Statements contained in this press release that are not historical facts may be deemed to be forward-looking statements which are subject to risks and uncertainties, including those discussed in AppliedTheory's filings with the Securities and Exchange Commission.

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